Exhibit 99.1

Vermillion Reports Third Quarter 2015 Financial Results and    Business Update

Conference Call at 8:30 a.m. ET Today

AUSTIN, Texas, November 12, 2015 -- Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported financial results for the third quarter ended September 30, 2015 and provided a business update.

Valerie Palmieri, President and CEO of Vermillion, Inc., stated, “The third quarter marked a number of accomplishments and we are on track with our 2015 milestone plan. The submission of our second-generation OVA1® test, Overa®, continues to progress with the FDA. On the commercial front in the US, we now have positive medical policy with CareFirst Blue Cross/Blue Shield, ASPiRA Labs new accounts grew, with 218 new accounts in Q3 versus 118 new accounts in Q2, and specimen collection kits released increased by 26%, Q3 versus Q2.  Outside the US, we received the CE Mark for Overa from the European Union, facilitating our planned entry into international markets in 2016. We believe these are key indicators of growth and set the foundation for growth in 2016. Also, in terms of a new area we are expanding in 2016, a Direct to Women campaign, we emphasized wellness awareness with a well-received presentation at the Achieving Optimal Health Conference (AOHC).“

Key Recent Developments

•

August 19 – Announced CareFirst Blue Cross/Blue Shield’s inclusion of OVA1 in its medical policy guidelines. CareFirst Blue Cross/Blue Shield is the largest insurer in Maryland, covering 3.4 million members, which represents over 40% of total lives in the state.

•

September 1 – Launched a new version of the company website, www.vermillion.com, in conjunction with September’s Ovarian Cancer Awareness Month. Key enhancements included the new Ovarian Cancer Quiz, which is a tool designed to help women quantify pelvic disease symptoms, web pages personalized for patients, healthcare providers and investors and a compilation of educational material on pelvic masses and ovarian cancer risk.

•

October 24 - Presented at the 2015 AOHC in Washington, DC on the “non-silent” symptoms associated with benign and malignant pelvic masses, as a part of Vermillion’s broader outreach program to women, through sponsorship of ovarian and hereditary cancer advocacy groups, content on Vermillion’s website and the ASPiRA LABS Facebook page and Twitter account.

•

October 26 – Announced CE Mark registration and clearance to market the next generation of Vermillion’s OVA1 test for detecting risk of malignancy for ovarian cancer in the European Union. The next-generation test, previously referred to as OVA2, has been trademarked “Overa.” Results of validation testing for Overa were made public with the presentation of two posters at the 2015 American Society for Clinical Oncology’s (ASCO) annual meeting in May.

Q3 2015 Financial Results

Total product revenue in the third quarter of 2015 was $330,000, as compared to $209,000 in the same year-ago period. This increase is attributable to product revenue for tests performed by Quest Diagnostics under Vermillion's March 2015 commercial agreement with Quest Diagnostics now being recognized at the time an OVA1 test is performed rather than some revenue being deferred as in prior periods. Product revenue for the three months ended September 30, 2015 consisted of $190,000 of revenue from the tests performed by Quest Diagnostics and $140,000 of revenue recognized by ASPiRA LABS. Revenue for ASPiRA LABS’ contractual clients is recognized when the OVA1 test is performed. All other ASPiRA LABS revenue is recognized on a cash basis and thus recognition of revenue from non-contractual clients lags the performance of an OVA1 test.

Product revenue in the third quarter of 2015 was derived from 3,183 OVA1 tests which represented a 26% decrease compared to the 4,325 OVA1 tests performed in the same year-ago quarter. The decrease is attributed to volume decline after the transition of OVA1 testing from Quest Diagnostics to ASPiRA LABS on August 10, 2015. Volume in the third quarter of 2015 included 1,665 tests performed at ASPiRA LABS.

Cost of revenue in the third quarter of 2015 increased to $757,000 compared to $606,000 in the prior year. The increase is related to costs associated with processing the full volume of OVA1 tests at ASPiRA LABS following the cutover of volume from Quest Diagnostics to ASPiRA LABS.

Total operating expenses in the third quarter of 2015 decreased to $4.7 million from $5.3 million in the year-ago quarter. The decrease was primarily due to certain non-recurring expenses from 2014 not being repeated in 2015, including costs associated with our collaboration with Johns Hopkins University School of Medicine and other Overa-related development costs, partially offset by costs associated with increased headcount.

Net loss for the third quarter of 2015 was $5.1 million or $(0.10) per share, as compared to a net loss of $5.6 million or $(0.16) per share in the year-ago quarter.

As of September 30, 2015, cash and equivalents totaled $24.0 million. This includes the net proceeds of approximately $17.5 million from Vermillion’s July 2015 stock offering. Vermillion utilized $4.4 million in cash in the third quarter of 2015.

Conference Call and Webcast

Vermillion’s President and CEO Valerie Palmieri will host a call today to discuss results followed by a question and answer period.

Thursday, November 12, 2015 at 8:30 am Eastern/5:30 am Pacific

Domestic:888-337-8198

International:719-457-2083

Conference ID:2645619

Webcast:Conference Call Link:  http://public.viavid.com/player/index.php?id=116549

Replay – Available through November 26, 2015

Domestic:877-870-5176

International:858-381-5517

Conference ID:2645619

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecologic health outcomes for women. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic disease. The company's lead diagnostics in the United States, OVA1, and in the European Union, Overa, are blood tests for pre-surgical assessment of ovarian tumors for malignancy, each using an innovative algorithmic approach. OVA1, which was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and Overa represent a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

About OVA1

•

OVA1 is a proprietary FDA-cleared blood test to help physicians assess the risk of ovarian cancer prior to surgery and trigger the involvement of a specialist (gynecologic oncologist) for higher risk patients

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The OvaCalc® proprietary algorithm combines five biomarker results into a single numerical "risk score" that stratifies patients into "higher risk" and "lower risk" when combined with clinical assessment

•

In two pivotal clinical trials, OVA1 plus clinical impression detected 96% of all malignancies vs. 75% for clinical impression alone. It subsequently reduced the number of malignancies missed from 25% to 4%, a reduction of 83%

•	For early-stage cancers specifically, 31% were missed by clinical impression alone. This was reduced to 5% when OVA1 was added to clinical impression, a reduction of 85%

About Overa

•

Overa is a simple blood test to help physicians assess the likelihood of ovarian cancer in connection with a suspicious pelvic mass. It is not a screening test; rather, Overa is to be used together with a physician’s overall clinical assessment to help guide pre-surgical risk assessment and decision-making

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Overa measures the levels of five proteins found in the blood and then uses a proprietary software called OvaCalc® to calculate a single score. A woman’s risk of cancer is measured by using a 0-10 scale versus a single cut-off point of 5

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An elevated Overa test result may help the physician determine if the woman should be referred to a gynecologic oncologist. Studies have shown that women with ovarian malignancies can experience better outcomes when they are operated on by a gynecologic oncologist

•	Overa has received CE marking from the European Union and is currently under review by the FDA

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including whether the increase of new accounts for ASPiRA LABS in the third quarter is indicative of future growth with new ordering physicians and sites and Vermillion’s planned international expansion in 2016. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 sales; (2) Vermillion’s ability to market its test through sales channels other than Quest Diagnostics including ASPiRA LABS; (3) failures by third-party payers to reimburse OVA1 or changes or variances in reimbursement rates; (4) Vermillion’s ability to commercialize Overa outside the United States; (5) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (6) Vermillion’s ability to compete successfully; (7) Vermillion’s ability to obtain any regulatory approval for its future diagnostic products; (8) Vermillion’s or its suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (9) additional costs that may be required to improve Vermillion’s manufacturing operations; (10) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (11) Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover its operating costs; (12) Vermillion’s ability to comply with the additional laws and regulations that apply to it in connection with the operation of ASPiRA LABS; (13) Vermillion’s ability to comply with FDA regulations that relate to its products and to obtain any FDA clearance or approval required to develop and perform laboratory-developed tests and (14) other factors that are described in Vermillion's Form 10-K for the year ended

December 31, 2014 and subsequent Form 10-Qs filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$23,974	$22,965
Accounts receivable	68	167
Prepaid expenses and other current assets	411	526
Inventories	81	-
Total current assets	24,534	23,658
Property and equipment, net	765	508
Other Assets	90	8
Total assets	$25,389	$24,174
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$803	$1,123
Accrued liabilities	2,245	2,201
Short-term debt	-	1,106
Deferred revenue	-	489
Other current liabilities	154	-
Total current liabilities	3,202	4,919
Lease obligation - long term	71	-
Total liabilities	3,273	4,919
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued
and outstanding at September 30, 2015 and December 31, 2014	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized at September 30,
2015 and December 31, 2014; 52,009,716 and 43,115,790 shares issued and
outstanding at September 30, 2015 and December 31, 2014, respectively	52	43
Additional paid-in capital	387,669	370,685
Accumulated deficit	(365,605)	(351,473)
Total stockholders’ equity	22,116	19,255
Total liabilities and stockholders’ equity	$25,389	$24,174

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Product	$330	$209	$1,500	$611
License	-	114	316	341
Total revenue	330	323	1,816	952
Cost of revenue:
Product	757	606	1,822	749
Total cost of revenue	757	606	1,822	749
Gross profit (loss)	(427)	(283)	(6)	203
Operating expenses:
Research and development(1)	874	1,263	2,898	3,473
Sales and marketing(2)	2,462	2,762	7,238	7,632
General and administrative(3)	1,380	1,281	4,111	4,240
Total operating expenses	4,716	5,306	14,247	15,345
Loss from operations	(5,143)	(5,589)	(14,253)	(15,142)
Interest income	11	8	26	34
Other income (expense), net	(14)	(10)	95	(25)
Net loss	$(5,146)	$(5,591)	$(14,132)	$(15,133)
Net loss per share - basic and diluted	$(0.10)	$(0.16)	$(0.31)	$(0.42)
Weighted average common shares used to compute basic and diluted net loss per common share	50,297,031	35,913,580	45,483,889	35,865,089
Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$44	$32	$107	$103
(2) Sales and marketing	81	164	154	233
(3) General and administrative	420	159	648	518